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Exhibit 2

AGREEMENT AND PLAN OF MERGER

Between

PACIFIC NORTHWEST BANCORP
and
PACIFIC NORTHWEST BANK

and

BANK OF THE NORTHWEST

Dated as of July 22, 2002

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of the 22nd of July, 2002 (this "Agreement"), is by and among PACIFIC NORTHWEST BANCORP ("Pacific"), PACIFIC NORTHWEST BANK ("Pacific Northwest Bank") and BANK OF THE NORTHWEST ("Northwest").

RECITALS

        (A)    PACIFIC. Pacific is a corporation duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Seattle, Washington. Pacific is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the Execution Date, Pacific has 30,000,000 authorized shares of common stock, no par value per share ("Pacific Common Stock"), of which 15,194,143 shares of Pacific Common Stock are issued and outstanding. As of June 30, 2002, Pacific had capital of $202.1-million, divided into common stock of $15.2-million, comprehensive income/surplus of $4.2-million and retained earnings of $182.7-million.

        (B)    PACIFIC NORTHWEST BANK. Pacific Northwest Bank is a banking corporation duly organized and existing under the laws of the State of Washington. As of the Execution Date, Pacific Northwest Bank has 20,000,000 authorized shares of common stock, $0.20 par value per share ("Pacific Northwest Bank Common Stock") (no other class of capital stock being authorized), of which 395,963 shares are issued and outstanding and owned by Pacific, the sole shareholder of Pacific Northwest Bank.

        (C)    NORTHWEST. Northwest is an Oregon state-chartered bank duly organized and existing under the laws of the State of Oregon, with its principal executive offices located in Portland, Oregon. As of the Execution Date, Northwest has 20,000,000 authorized shares of common stock, $5.00 par value ("Northwest Common Stock"), of which 3,283,081 shares of Northwest Common Stock are issued and outstanding, no other class of capital stock being authorized. As of June 30, 2002, Northwest had capital of $27,406,096, divided into common stock of $13,120,755, surplus of $8,042,828 and retained earnings of $5,229,297. As of the Execution Date, Northwest has 903,268 shares of Northwest Common Stock reserved for issuance under an employee stock option plan pursuant to which options covering 648,001 shares of Northwest Common Stock are outstanding, has issued warrants to certain of its officers to purchase a total of 110,916 shares of Northwest Common Stock and has reserved 343,750 shares of Northwest Common Stock for issuance under an employee stock purchase plan.

        (D)    VOTING AGREEMENT. As a condition and an inducement to Pacific's and Pacific Northwest Bank's willingness to enter into this Agreement, (x) the directors, certain officers of Northwest and shareholders who control more than 5% of Northwest's outstanding Common Stock have entered into agreements in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Northwest Common Stock in favor of approval of the actions contemplated by this Agreement at the Meeting (as defined below), and (y) each director of Northwest has entered into an agreement in the form attached to this Agreement as Exhibit B pursuant to which each such individual has agreed to refrain from competing with Pacific and Pacific Northwest Bank.

        (E)    RIGHTS, ETC. Except as Previously Disclosed (as defined below) in Schedule 5.1(C), or paragraph (C) of the Recitals to this Agreement, or as authorized by this Agreement, there are no shares of capital stock of Northwest authorized and reserved for issuance; and Northwest has no Rights (as defined below) issued or outstanding, and has no commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Northwest Common Stock.

        (F)    APPROVALS. At meetings of the respective Boards of Directors of Northwest, Pacific and Pacific Northwest Bank, each such Board has duly approved and authorized the execution of this Agreement.

        In consideration of their mutual promises and obligations, the parties further agree as follows:

DEFINITIONS

        (A)    DEFINITIONS. Certain capitalized terms used in this Agreement have the following meanings:

          "Acquisition Agreement" has the meaning assigned to such term in Section 8.1(G).

          "Acquisition Proposal" has the meaning assigned to such term in Section 9.5(D).

          "Agreement" means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Agreement.

          "Appraisal Laws" has the meaning assigned to such term in Section 1.5.

          "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

          "Certificate" has the meaning assigned to such term in Section 1.2(B).

          "Code" has the meaning assigned to such term in Section 1.6.

          "Compensation and Benefit Plans" has the meaning assigned to such term in Section 5.1(Q)(1).

          "Confidentiality Agreement" has the meaning assigned to such term in Section 6.6(B).

          "Continuing Corporation" has the meaning assigned to such term in Section 1.1(A).

          "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

          "Daily Sales Price" for any Trading Day means the daily closing price per share of Pacific Common Stock on the NASDAQ Stock Market reporting system, as reported on the website of www.nasdaq.com.

          "Department" means the Department of Financial Institutions of the State of Washington and/or the banking division of the Department of Consumer and Business Services of the State of Oregon, as applicable.

          "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that: (1) is not included on the balance sheet of the Northwest Financial Reports or the Pacific Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

          "Dissenting Shares" means the shares of Northwest Common Stock held by those shareholders of Northwest who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

          "Determination Date" means the third calendar day immediately prior to the Effective Date.

          "DPC Shares" has the meaning assigned to such term in Section 1.2(D).

          "Effective Date" has the meaning assigned to such term in Section 10.1.

          "Employment Agreements" shall mean the agreements with certain officers of Northwest described in Section 7.3(F).

          "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

          "ERISA" has the meaning assigned to such term in Section 5.1(Q)(2).

          "ERISA Affiliate" has the meaning assigned to such term in Section 5.1(Q)(3).

          "ERISA Plans" has the meaning assigned to such term in Section 5.1(Q)(2).

          "Exception Shares" means shares held by Northwest or by Pacific or any of its Subsidiaries, in each case other than Trust Account Shares and DPC Shares.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

          "Exchange Agent" has the meaning assigned to such term in Section 2.1.

          "Exchange Fund" has the meaning assigned to such term in Section 2.1.

          "Exchange Ratio" means 0.8200 as set forth in Section 1.2(A).

          "Execution Date" means the last date on which this Agreement is executed by each of the parties hereto.

          "Executive Officer" has the meaning set forth in Rule 405 of Regulation C under the Securities Act.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles consistently applied.

          "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          "Loan/Fiduciary Property" means any property owned or controlled by a party or any of its Subsidiaries or in which such party or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where such party or any of its

  Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

          "Material Adverse Effect" means, with respect to any party to this Agreement, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Agreement by such party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such party and its Subsidiaries, taken as a whole, or (b) would materially impair such party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement.

          "Meeting" has the meaning assigned to such term in Section 6.2.

          "Merger" means the merger of Northwest with and into Pacific Northwest Bank, in exchange for approximately 35% cash and approximately 65% Pacific Common Stock, as set forth in Section 1.2(A).

          "Multiemployer Plans" has the meaning assigned to such term in Section 5.1(Q)(2).

          "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

          "Northwest" means Bank of the Northwest, an Oregon state-chartered commercial bank.

          "Northwest Common Stock" has the meaning assigned to such term in paragraph (C) of the Recitals.

          "Northwest Contract" has the meaning assigned to such term in Section 5.1(N).

          "Northwest Financial Reports" has the meaning assigned to such term in Section 5.1(H).

          "Northwest's Knowledge," "Knowledge of Northwest" or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Northwest's Executive Officers.

          "Northwest Option" has the meaning assigned to such term in Section 2.3.

          "Northwest Reports" has the meaning assigned to such term in Section 5.1(GG).

          "Northwest Warrant" has the meaning assigned to such term in Section 2.3.

          "ORS" means the Oregon Revised Statutes, as amended.

          "Pacific" means Pacific Northwest Bancorp, a Washington corporation and registered bank holding company.

          "Pacific Average Closing Price" means the price equal to the average (rounded to the nearest ten-thousandth) of each Daily Sales Price of Pacific Common Stock for the ten Trading Days immediately preceding the Determination Date.

          "Pacific Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

          "Pacific Financial Reports" has the meaning assigned to such term in Section 5.2(H).

          "Pacific's Knowledge," "Knowledge of Pacific" or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of Pacific's Executive Officers.

          "Pacific Northwest Bank Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

          "Pacific Option" has the meaning assigned to such term in Section 2.3.

          "Pacific Reports" has the meaning assigned to such term in Section 5.2(DD).

          "Pacific Transaction" means: (1) a merger, consolidation or similar transaction involving Pacific, where Pacific is not the corporation surviving such transaction or where a change of control of Pacific is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Pacific or any of its significant Subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Pacific and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Pacific or any of its significant Subsidiaries other than the issuance of Pacific Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Pacific.

          "Pacific Warrant" has the meaning assigned to such term in Section 2.3.

          "Participation Facility" means any building or other facility in which a party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

          "Pension Plan" has the meaning assigned to such term in Section 5.1(Q)(2).

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

          "Previously Disclosed" means information provided by a party in a Schedule that is delivered by that party to the other party contemporaneously with the Execution Date.

          "Proxy Statement" has the meaning assigned to such term in Section 6.2.

          "Registration Statement" has the meaning assigned to such term in Section 6.2.

          "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

          "RCW" means the Revised Code of Washington, as amended.

          "Rights" has the meaning assigned to such term in paragraph (E) of the Recitals to this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

          "Superior Proposal" has the meaning assigned to such term in Section 9.5.

          "Tax Returns" has the meaning assigned to such term in Section 5.1(AA).

          "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

          "Termination Fee Amount" has the meaning assigned to such term in Section 8.2(B).

          "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) Northwest, and (2) Pacific, Pacific Northwest Bank or any other Subsidiary of Pacific.

          "Trading Day" means a day that Pacific Common Stock is traded on NASDAQ.

          "Trust Account Shares" has the meaning assigned to such term in Section 1.2(D).

        (B)    GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Agreement include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Agreement" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and references in this Agreement to Articles, Sections, Schedules and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.

ARTICLE I.    THE MERGER

        1.1    THE MERGER. Subject to the provisions of this Agreement, on the Effective Date:

          (A)    CONTINUING CORPORATION. Northwest shall be merged with and into Pacific Northwest Bank pursuant to the terms and conditions set forth herein. Upon consummation of the Merger, the separate existence of Northwest shall cease and Pacific Northwest Bank shall continue as the Continuing Corporation.

          (B)    ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of Pacific Northwest Bank, as in effect immediately prior to the Effective Date. The directors and officers of Pacific Northwest Bank in office immediately prior to the Effective Date shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C)    RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Merger.

          (D)    EFFECTS OF THE MERGER. The separate existence of Northwest shall cease, and Northwest shall be merged with and into Pacific Northwest Bank which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Pacific Northwest Bank and Northwest.

          (E)    TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Pacific Northwest Bank and Northwest in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Pacific Northwest Bank as the Continuing Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

          (F)    ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Pacific Northwest Bank as well as those of Northwest, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Pacific Northwest Bank or Northwest.

        1.2    CONVERSION OF NORTHWEST COMMON STOCK. Subject to the provisions of this Agreement, on the Effective Date:

          (A)    OUTSTANDING NORTHWEST COMMON STOCK. Each share of Northwest Common Stock issued and outstanding at the Execution Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.3, either: (1) a number of shares of Pacific Common Stock equal to the Per Share Stock Consideration, or (2) cash in an amount equal to the Per Share Consideration (the "Per Share Cash Consideration"); the Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the "Merger Consideration."

For purposes of this Section 1.2(A):

        "Aggregate Consideration" shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Amount.

        "Per Share Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Northwest Common Stock outstanding as of the close of business on the Execution Date.

        "Per Share Stock Consideration" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Pacific Average Closing Price.

        "Total Cash Amount" shall mean an amount equal to $25,820,594.88.

        "Total Stock Amount" shall mean the product of (x) the Exchange Ratio of 0.8200 and (y) 3,283,081 shares and (z) 0.65.

        "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Total Stock Amount and (y) the Pacific Average Closing Price.

          (B)    All of the shares of Northwest Common Stock converted into the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each a "Certificate") previously representing any such shares of Northwest Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Merger Consideration, (2) any dividends and other distributions in accordance with Section 2.2(B) hereof, and (3) any cash to be paid in lieu of any fractional share of Pacific Common Stock in accordance with Section 2.2(E) hereof.

          (C)    If, between the Execution Date and the Effective Date, the shares of Northwest Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

          (D)    As of the Effective Date, all shares of Northwest Common Stock that are owned directly, or indirectly by Northwest or Pacific or any of their respective Subsidiaries [other than shares of Northwest Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Pacific Common Stock which are similarly held, whether held directly or indirectly by Pacific or Northwest, as the case may be, being referred to herein as "Trust Account Shares") or (y) held by Pacific or Northwest or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Northwest Common Stock, and shares of Pacific Common Stock which are similarly held, whether held directly or indirectly by Pacific or Northwest, being referred to herein as "DPC Shares")]  shall be canceled and shall cease to exist and no stock of Pacific, cash or other consideration shall be delivered in exchange therefor.

          (E)    The calculations required by Section 1.2(A) shall be prepared jointly by Pacific and Northwest prior to the Effective Date.

        1.3    ELECTION PROCEDURES.

          (A)    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Northwest Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as Northwest and Pacific shall mutually agree (the "Election Form") shall be mailed with the Proxy Statement on the date of mailing of the Proxy Statement or on such other date as Pacific and Northwest shall mutually agree (the "Mailing Date") to each holder of record of Northwest Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the "Election Form Record Date").

          (B)    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to (x) elect to receive (1) the Per Share Stock Consideration in respect of all of such holder's Northwest Common Stock ("Stock Election Shares"); (2) the Per Share Cash Consideration in respect of all of such holder's Northwest Common Stock ("Cash Election Shares"); (3) the Per Share Stock Consideration in respect of that portion of such holder's shares of Northwest Common Stock equal to the Stock Percentage (as defined below), rounded to the nearest whole share (the "Mixed Stock Shares"), and the Per Share Cash Consideration in respect of that portion of such holder's shares of Northwest Common Stock equal to the Cash Percentage (as defined below), rounded to the nearest whole share (the "Mixed Cash Shares," and together with the Mixed Stock Shares, the "Mixed Election Shares"); (4) the Per Share Stock Consideration in respect of that portion of such holder's shares of Northwest Common Stock equal to any whole percentage specified by such holder that is a multiple of 5% (e.g., 5%, 10%, 15%, 20%, 25%), rounded to the nearest whole share (the "Special Stock Shares"), and the Per Share Cash Consideration in respect of that portion of such holder's shares of Northwest Common Stock equal to any whole percentage specified by such holder that is a multiple of 5%, rounded to the nearest whole share (the "Special Cash Shares," and together with the Special Stock Shares, the "Special Election Shares"), provided that the percentages of shares of Northwest Common Stock exchanged for Per Share Stock Consideration and Per Share Cash Consideration shall total 100%, or (y) to make no election with respect to such holder's Northwest Common Stock ("No Election Shares"). Any Northwest Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Pacific Standard Time, on the date prior to the Determination Date (or such other time and date as Pacific and Northwest may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares." "Cash Percentage" shall mean the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of Northwest Common Stock outstanding as of the close of business on the Determination Date. "Stock Percentage" shall mean the amount equal to one (1) minus the Cash Percentage.

          (C)    Pacific shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Northwest Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Northwest shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          (D)    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Northwest Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Northwest Common Stock represented by such Election Form shall become No Election Shares and Pacific shall cause the certificates representing Northwest Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Pacific regarding such matters shall be binding and conclusive. Neither Pacific nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (E)    Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Pacific shall cause the Exchange Agent to effect the allocation among the holders of Northwest Common Stock of rights to receive Pacific Common Stock or cash in the Merger in accordance with the Election Forms as follows:

            (1)  Cash Election Shares, Mixed Cash Shares and Special Cash Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares, the Mixed Cash Shares and the Special Cash Shares is greater than the Total Cash Amount, then:

      (i)
      all Mixed Stock Shares, Special Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

      (ii)
      the Exchange Agent shall then select from among the Cash Election Shares, and from all Special Cash Shares to the extent such election exceeds 35% ("Excess Special Cash Amounts"), by a pro rata selection process, a sufficient number of shares ("Stock Designated Shares") such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

      (iii)
      the Cash Election Shares and Special Cash Shares that are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

            (2)  Cash Election Shares Plus Mixed Cash Shares and Special Cash Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, the Mixed Cash Shares and the Special Cash Shares is less than the Total Cash Amount, then:

      (i)
      all Cash Election Shares, Mixed Cash Shares and Special Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

      (ii)
      the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares and from all Special Stock Shares to the extent such election exceeds 65% ("Excess Special Stock Amounts"), by a pro rata selection process, a sufficient number of shares ("Cash Designated Shares") such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

      (iii)
      the Stock Election Shares, the Special Stock Shares and the No Election Shares that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

            (3)  Cash Election Shares Plus Mixed Cash Shares and Special Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, the Mixed Cash Shares and the Special Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply and all Cash Election Shares, Mixed Cash Shares and Special Cash Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares, Mixed Stock Shares, Special Stock Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

          (F)    The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Pacific and Northwest.

        1.4    CERTAIN EXERCISED OPTIONS/WARRANTS. Notwithstanding anything to the contrary in this Agreement, and in addition to the Merger Consideration, holders of Northwest Options and Northwest Warrants, who exercise such options/warrants between the Execution Date and the Effective Date, shall receive Northwest Common Stock which shall be converted into cash on the Effective Date, in lieu of the Merger Consideration, in an amount equal to the Per Share Cash Consideration defined in Section 1.2(A); provided, however, that at least fifty percent (50%) of the sum of (1) the Aggregate Consideration (as defined in Section 1.2(A)) and (2) any additional cash payable with respect to such exercised Northwest Options and Northwest Warrants pursuant to this Agreement shall be paid in Pacific Common Stock. If and to the extent that such limitation would not otherwise be satisfied, then a portion of the amount otherwise payable under this Section 1.4 shall instead be paid to such holders on a pro-rata basis in Pacific Common Stock (based on the Pacific Average Closing Price).

        1.5    DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under ORS 711.180 (the "Appraisal Laws") shall not be converted into or represent a right to receive Pacific Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Pacific Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Northwest Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Pacific (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

        1.6    TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

ARTICLE II.    EXCHANGE OF SHARES

        2.1    PACIFIC TO MAKE SHARES AND CASH AVAILABLE. On or before the Effective Date, Pacific shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by Pacific and reasonably satisfactory to Northwest, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II: (A) certificates representing the shares of Pacific Common Stock to be issued pursuant to Section 1.2 and Section 2.2(A) in exchange for outstanding shares of Northwest Common Stock; (B) such cash as shall be necessary to pay the Per Share Cash Consideration in accordance with Section 1.2 and 2.2(A); and (C) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(E). Such cash and certificates for shares of Pacific Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund."

        2.2    EXCHANGE OF SHARES.

          (A)    As soon as practicable after the Effective Date, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who theretofore has not submitted such holder's Certificate or Certificates with an Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Northwest shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After completion of the allocation procedure set forth in Section 1.3 and upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal or Election Form, as the case may be, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Pacific Common Stock which such holder of Northwest Common Stock became entitled to receive pursuant to the provisions of ARTICLE I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of ARTICLE I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

          (B)    No dividends or other distributions declared after the Effective Time with respect to Pacific Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore has become payable with respect to shares of Pacific Common Stock represented by such Certificate.

          (C)    If any certificate representing shares of Pacific Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Pacific Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (D)    After the Effective Date, there shall be no transfers on the stock transfer books of Northwest of the shares of Northwest Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Pacific Common Stock or cash or both, as provided in this ARTICLE II.

          (E)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Pacific Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Pacific Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Pacific. In lieu of the issuance of any such fractional share, Pacific shall pay to each former shareholder of Northwest who otherwise would be entitled to receive a fractional share of Pacific Common Stock an amount in cash determined by multiplying (1) the average of the Daily Sales Prices of Pacific Common Stock for the five Trading Days immediately preceding the Effective Date by (2) the fraction of a share of Pacific Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.2 hereof.

          (F)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Northwest for twelve months after the Effective Date shall be paid to Pacific. Any shareholders of Northwest who have not theretofore complied with this ARTICLE II shall thereafter look only to Pacific for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Pacific Common Stock deliverable in respect of each share of Northwest Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Pacific, Pacific Northwest Bank, Northwest, the Exchange Agent or any other person shall be liable to any former holder of shares of Northwest Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (G)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Pacific, the posting by such person of a bond in such amount as Pacific may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (H)    Certificates surrendered for exchange by any person constituting an "affiliate" of Northwest for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Pacific Common Stock until Pacific has received a written agreement from such person as specified in Section 6.9.

          (I)    Prior to the Effective Date, Pacific shall take all actions as may be reasonably required to cause the acquisition of equity securities of Pacific, including Pacific Common Stock, Pacific Options and Pacific Warrants, as contemplated by the provisions of this Agreement, by any person who is or will become a director or officer of Pacific to be eligible for exemption under Rule 16b-3(d) of the Exchange Act.

        2.3    CONVERSION OF NORTHWEST OPTIONS AND WARRANTS. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of an option or warrant, each employee and each director option granted by Northwest to purchase shares of Northwest Common Stock ("Northwest Option") that is then outstanding and unexercised shall be converted into and become an option to purchase Pacific Common Stock ("Pacific Option") on the same terms and conditions as are in effect with respect to the Northwest Option immediately prior to the Effective Date and each warrant granted by Northwest to purchase Northwest Common Stock ("Northwest Warrant") that is then outstanding and unexercised shall be converted into and become a warrant to purchase Pacific Common Stock ("Pacific Warrant") on the same terms and conditions as are in effect with respect to the Northwest Warrant immediately prior to the Effective Date, except that (A) each such Pacific Option and Pacific Warrant may be exercised solely for shares of Pacific Common Stock, (B) the number of shares of Pacific Common Stock subject to such Pacific Option and Pacific Warrant shall be equal to the number of shares of Northwest Common Stock subject to such Northwest Option and Northwest Warrant immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, (C) the per share exercise price under each such Pacific Option and Pacific Warrant shall be adjusted by dividing the per share exercise price of the Northwest Option and Northwest Warrant by the Exchange Ratio, and rounding up or down to the nearest cent, and (D) each such Pacific Option shall be immediately exercisable in full. The names of the holders, dates of issuance and expiration, the number of shares subject to each such option or warrant, and the exercise price for all Northwest Options and Northwest Warrants as of the Execution Date are Previously Disclosed in Schedule 2.3. Following the Effective Date, Pacific shall use its best efforts to promptly prepare and file with the SEC a Registration Statement on Form S-8 or other appropriate form covering shares of Pacific Common Stock to be issued upon the exercise of stock options and warrants assumed by Pacific pursuant to this Section.

ARTICLE III.    ACTIONS PENDING CLOSING

        Unless otherwise agreed to in writing by Pacific, following the Execution Date until the Effective Date, Northwest shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees identified by Pacific Northwest Bank, and Northwest, without the prior written consent of Pacific, will not:

        3.1    CAPITAL STOCK. Except for the exercise of outstanding Northwest Options and Northwest Warrants, or as Previously Disclosed in Schedule 5.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Northwest, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Northwest Common Stock to become subject to grants of stock options, warrants, stock appreciation rights, or any other stock-based employee compensation rights.

        3.2    DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement (and except for the acquisition of Trust Account Shares and DPC Shares), authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

        3.3    INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

        3.4    OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $100,000 individually or $500,000 in the aggregate.

        3.5    SUBSIDIARIES. Organize or acquire, directly or indirectly, any Subsidiaries.

        3.6    COMPENSATION; EMPLOYMENT AGREEMENTS, ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Northwest Option or Northwest Warrant or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

        3.7    BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        3.8    CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties that exceeds $100,000 in value or is otherwise material to Northwest's business, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that exceeds $100,000 in value or is otherwise material to Northwest (except foreclosures or acquisitions by Northwest in its fiduciary capacity and loan participations, in each case in the ordinary course of business consistent with past practice).

        3.9    AMENDMENTS. Amend its Articles of Incorporation or Bylaws.

        3.10    CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $100,000 or material restrictions upon the operations of Northwest.

        3.11    CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any Northwest Contract involving future payments in excess of $100,000, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 90 days' prior written notice.

        3.12    LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices or, without prior notice to Pacific's Chief Executive Officer or Chief Credit Administrator, make any new loan or renew any existing loan in a principal amount in excess of $2,000,000.

        3.13    EMPLOYEE STOCK PURCHASE PLAN. Make an offering of shares of Northwest Common Stock to Northwest employees under its employee stock purchase plan.

        3.14    AGREEMENTS. Agree to, or make any commitment to, take any of the actions prohibited by this ARTICLE III.

ARTICLE IV.    PACIFIC FORBEARANCES

        Following the Execution Date until the Effective Date, except as expressly contemplated or permitted by this Agreement, Pacific and Pacific Northwest Bank shall not, without the prior written consent of Northwest:

        4.1    CAPITAL STOCK. Reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of such rate as Pacific from time to time adopts as its regular quarterly dividend rate and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries).

        4.2    TAX-FREE REORGANIZATION. Take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        4.3    AMENDMENT OF ARTICLES. Amend its Articles of Incorporation.

        4.4    BUSINESS COMBINATIONS. Effect a Pacific Transaction.

        4.5    AGREEMENTS. Agree to, or make any commitment to, take any of the actions prohibited by this ARTICLE IV.

ARTICLE V.    REPRESENTATIONS AND WARRANTIES

        5.1    NORTHWEST REPRESENTATIONS AND WARRANTIES. Northwest hereby represents and warrants to Pacific and Pacific Northwest Bank as follows:

          (A)    RECITALS. The facts set forth in the Recitals of this Agreement with respect to Northwest are true and correct in all material respects.

          (B)    ORGANIZATION, QUALIFICATION AND AUTHORITY. Northwest is duly qualified to do business in each state of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on it. Northwest has in effect all federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Northwest is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law and all premiums and assessments required to be paid in connection therewith have been paid.

          (C)    SHARES. As of the Execution Date, (1) the outstanding shares of Northwest's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights, and (2) except as Previously Disclosed in Schedule 5.1(C), there are no shares of capital stock or other equity securities of Northwest outstanding and no outstanding Rights with respect thereto.

          (D)    NORTHWEST SUBSIDIARIES. Northwest has no Subsidiaries. Except as previously disclosed in Schedule 5.1(D), Northwest does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E)    CORPORATE POWER. Northwest has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (F)    CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 7.1, this Agreement has been authorized by all necessary corporate action of Northwest, and each such agreement is a valid and binding agreement of Northwest, enforceable against Northwest in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G)    NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 7.1, the required regulatory approvals referred to in Section 7.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 5.1(G), the execution, delivery and performance of this Agreement and the consummation by Northwest to the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Northwest or to which Northwest or its properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

          (H)    FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 5.1(H), (1) Northwest's audited balance sheet as of December 31 for the fiscal years 2000 and 2001, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended 1999 through 2001, inclusive, as reported in Northwest's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the FDIC under the Exchange Act, and all subsequent audited quarterly financial statements of Northwest, and (2) its call report for the fiscal year ended December 31, 2001, and all other financial reports filed or to be filed subsequent to December 31, 2001, in the form filed with the FDIC and the Department (in each such case under the foregoing clauses (1) and (2), the "Northwest Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Northwest Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Northwest Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to recurring year-end audit adjustments normal in nature and amount in the case of unaudited statements.

          (I)    ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 5.1(I), Northwest has no obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Northwest Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as Previously Disclosed on Schedule 5.1(I), since December 31, 2001, Northwest has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Northwest) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Northwest.

          (J)    NO EVENTS. Except as Previously Disclosed on Schedule 5.1(J), since December 31, 2001, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

          (K)    PROPERTIES. Except as reserved against in the Northwest Financial Reports, and as disclosed in title insurance policies held by Northwest, Northwest has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character (each an "Encumbrance"), to all of the properties and assets, tangible and intangible, reflected in the Northwest Financial Reports as being owned by Northwest as of the dates thereof other than those Encumbrances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Northwest and except those Encumbrances of record. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Northwest are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

          (L)    LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 5.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Northwest or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and to Northwest's Knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 5.1(L), Northwest is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or nor set forth on Schedule 5.1(L), a "Regulatory Agreement"), any Regulatory Authorities that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Northwest been advised by any Regulatory Authorities that it is considering issuing or requesting any Regulatory Agreement.

          (M)    COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 5.1(M), Northwest:

            (1)  Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to its business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Northwest's Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

            (2)  Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Northwest is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Northwest, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Northwest, or (c) requiring any of Northwest (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

            (3)  Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

          (N)    MATERIAL CONTRACTS.

            (1)  Except as Previously Disclosed in Schedule 5.1(N), Northwest is not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Pacific, Northwest, the Continuing Corporation or any of their respective Subsidiaries to any officer, director, employee or consultant of Northwest, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the Execution Date, regardless of whether the contract has been filed or incorporated by reference in the Northwest Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $250,000 per annum, or (v) which materially restricts the conduct of any line of business by Northwest. Each contract, arrangement, commitment or understanding of the type described in this Section 5.1(N), whether or not set forth in Schedule 5.1(N), is referred to herein as a "Northwest Contract." Northwest has previously delivered or made available to Pacific true and correct copies of each material contract, arrangement, commitment or understanding of the type described in this Section 5.1(N).

            (2)  Except as set forth in Schedule 5.1(N), (i) each Northwest Contract is valid and binding and in full force and effect, (ii) Northwest has performed all obligations required to be performed by it to date under each Northwest Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Northwest under any Northwest Contract, and (iv) no other party to any Northwest Contract is, to Northwest's Knowledge, in default in any respect thereunder.

          (O)    REPORTS. Since December 31, 1999, Northwest has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC and (3) any other Regulatory Authorities having jurisdiction with respect to Northwest. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (P)    BROKERS AND FINDERS. Neither Northwest nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this

  Agreement, except that Northwest has engaged, and will pay a fee or commission to, D.A. Davidson & Co. ("D.A. Davidson") in accordance with the terms of a letter agreement between D.A. Davidson and Northwest, a true and correct copy of which has been previously made available by Northwest to Pacific.

          (Q)    EMPLOYEE BENEFIT PLANS.

            (1)  Schedule 5.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Northwest for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Northwest, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been provided to Pacific.

            (2)  All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Northwest (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 5.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Northwest has not engaged in a transaction with respect to any ERISA Plan that could subject Northwest to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (3)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Northwest with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Northwest under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Northwest does not presently contribute to a Multiemployer Plan and has not contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

            (4)  All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Northwest has not provided and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (5)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

            (6)  Northwest has no obligations for retiree health and life benefits under any plan, except as set forth in Schedule 5.1(Q)(6). There are no restrictions on the rights of Northwest to amend or terminate any such plan without incurring any liability thereunder.

            (7)  Except as Previously Disclosed in Schedule 5.1(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Northwest under any Compensation and Benefit Plan or otherwise from Northwest, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (R)    APPROVALS. As of the Execution Date, to Northwest's Knowledge, there is no reason why the regulatory approvals referred to in Section 7.1 should not be obtained.

          (S)    LABOR AGREEMENTS. Northwest is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Northwest the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending nor, to Northwest's Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (T)    LOAN PORTFOLIO.

            (1)  Except as Previously Disclosed in Schedule 5.1(T), Northwest is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of June 30, 2002, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Northwest, or to Northwest's Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 5.1(T) sets forth (x) all of the Loans of Northwest that as of June 30, 2002, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Northwest that as of June 30, 2002, was classified as "Other Real Estate Owned" and the book value thereof.

            (2)  Except where failure would not have a Material Adverse Effect on such Loan, each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (U)    ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2001 Financial Reports of Northwest was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of Northwest was and will be adequate in the opinion of the Board of Directors of Northwest to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (V)    INSURANCE. Northwest has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to Northwest, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Northwest. Set forth in Schedule 5.1(V) is a list of all insurance policies maintained by or for the benefit of Northwest or its directors, officers, employees or agents.

          (W)    AFFILIATES. Except as Previously Disclosed in Schedule 5.1(W), to the Knowledge of Northwest, there is no person who, as of the Execution Date, may be deemed to be an "affiliate" of Northwest as that term is used in Rule 145 under the Securities Act.

          (X)    STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION; BYLAWS. Northwest has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from, and this Agreement and such transactions are exempt from any restrictive provisions of (1) any applicable moratorium, control share, fair price, business combination, or other federal or state anti-takeover laws and regulations, and (2) the Articles of Incorporation or Bylaws of Northwest.

          (Y)    NO FURTHER ACTION. Northwest has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, or any other action or combination of actions, or any other transactions, contemplated by this Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 7.1), or (2) except as contemplated under this Agreement, result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Northwest or under any agreement to which Northwest is a party, or (3) restrict or impair in any way the ability of the other parties to exercise the rights granted under this Agreement.

          (Z)    ENVIRONMENTAL MATTERS.

            (1)  To Northwest's Knowledge, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Northwest.

            (2)  There is no proceeding pending or, to Northwest's Knowledge, threatened before any court, governmental agency or board or other forum in which Northwest or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Northwest or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Northwest or have been Previously Disclosed in Schedule 5.1(Z)(2).

            (3)  There is no proceeding pending or, to Northwest's Knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or

    Northwest in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Northwest or have been Previously Disclosed in Schedule 5.1(Z)(3).

            (4)  To Northwest's Knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 5.1(Z)(4).

            (5)  To Northwest's Knowledge, during the period of (a) ownership or operation by Northwest of any of its current properties, (b) participation in the management of any Participation Facility by Northwest, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Northwest, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Northwest or have been Previously Disclosed in Schedule 5.1(Z)(5).

            (6)  To Northwest's Knowledge, prior to the period of (a) ownership or operation by Northwest of any of its current properties, (b) participation in the management of any Participation Facility by Northwest, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Northwest, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Northwest or have been Previously Disclosed in Schedule 5.1(Z)(6).

          (AA)    TAX REPORTS. Except as Previously Disclosed in Schedule 5.1(AA), (1) all federal and state reports and returns and, to Northwest's Knowledge, all other reports and returns with respect to Taxes that are required to be filed by or with respect to Northwest, including federal income tax returns of Northwest (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Northwest, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Northwest, except as reserved against in the Northwest Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Northwest.

          (BB)    ACCURACY OF INFORMATION. The statements with respect to Northwest contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Northwest pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (CC)    DERIVATIVES CONTRACTS. Northwest is not a party to and has not agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 5.1(CC). Schedule 5.1 (CC) includes a list of any assets of Northwest that are pledged as security for each such Derivatives Contract.

          (DD)    ACCOUNTING CONTROLS. Northwest has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Northwest is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (EE)    FAIRNESS OPINION. Prior to the Execution Date, Northwest has received an opinion from D.A. Davidson to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of Northwest is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the Execution Date.

          (FF)    REORGANIZATION. As of the Execution Date, to Northwest's Knowledge, there is no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

          (GG)    FDIC REPORTS. Northwest has previously made available to Pacific a true and correct copy of each (1) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Northwest with the FDIC pursuant to the Securities Act or the Exchange Act and related regulations of the FDIC (the "Northwest Reports"), and (2) material communication relating to financial performance mailed by Northwest to its shareholders since December 31, 1999, and no such Northwest Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Northwest has timely filed all Northwest Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and related regulations of the FDIC since December 31, 1999, and, as of their respective dates, all Northwest Reports complied with the published rules and regulations of the FDIC with respect thereto.

        5.2    PACIFIC AND PACIFIC NORTHWEST BANK REPRESENTATIONS AND WARRANTIES. Pacific and Pacific Northwest Bank each hereby represent and warrant to Northwest as follows:

          (A)    RECITALS. The facts set forth in the Recitals of this Agreement with respect to Pacific and Pacific Northwest Bank are true and correct in all material respects.

          (B)    ORGANIZATION, QUALIFICATION AND AUTHORITY. Each of Pacific and Pacific Northwest Bank is duly qualified to do business in the States of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on it. Each of

  Pacific and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Pacific. Pacific Northwest Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid.

          (C)    SHARES. The outstanding shares of Pacific's capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 5.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto as of the Execution Date.

          (D)    PACIFIC SUBSIDIARIES. Pacific has Previously Disclosed in Schedule 5.2(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and the deposits of such Subsidiaries are insured by the Bank Insurance Fund of the FDIC. All of the shares of capital stock of each of its Subsidiaries held by Pacific or one of its Subsidiaries are fully paid and non-assessable and are owned by Pacific or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is duly organized and existing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 5.2(D), Pacific does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E)    CORPORATE POWER. Each of Pacific and Pacific Northwest Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

          (F)    CORPORATE AUTHORITY. This Agreement has been authorized by all necessary corporate action of Pacific and such agreement is a valid and binding agreement of Pacific, enforceable against Pacific in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the Execution Date, no approval by Pacific's shareholders of the Agreement is required.

          (G)    NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 7.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 5.2(G), the execution, delivery and performance of its obligation under this Agreement and the Employment Agreements and the consummation by Pacific and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Pacific or of any of its Subsidiaries or to which Pacific or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific.

          (H)    FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 5.2(H), (1) Pacific's audited consolidated balance sheet as of December 31 for the fiscal years 2000 and 2001, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended 1999 through 2001, inclusive, as reported in Pacific's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC under the Exchange Act, and all subsequent audited quarterly financial statements of Pacific, and (2) Pacific Northwest Bank's call report for the fiscal year ended December 31, 2001, in the form filed with the FDIC and the Department (in each such case under the foregoing clauses (1) and (2), the "Pacific Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Pacific Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Pacific Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to recurring year-end audit adjustments normal in nature and amount in the case of unaudited statements.

          (I)    ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 5.2(I), Pacific has no obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Pacific Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as Previously Disclosed on Schedule 5.2(I), since December 31, 2001, Pacific has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Pacific) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Pacific.

          (J)    NO EVENTS. Except as Previously Disclosed on Schedule 5.2(J), since December 31, 2001, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

          (K)    PROPERTIES. Except as reserved against in the Pacific Financial Reports, and as disclosed in title insurance policies held by Pacific, Pacific and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character (each an "Encumbrance"), to all of the properties and assets, tangible and intangible, reflected in the Pacific Financial Reports as being owned by Pacific or its Subsidiaries as of the dates thereof other than those Encumbrances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Pacific and except those Encumbrances of record. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Pacific or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

          (L)    LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 5.2(L) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Pacific or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to Pacific's Knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 5.2 (L), neither Pacific nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Schedule 5.2(L), a "Regulatory Agreement," any Regulatory Authority that restricts the conduct of its business or that in any manner related to its capital adequacy, its credit policies, its management or its business, nor has Pacific or any of its Subsidiaries been advised by any Regulatory Authority that is considering issuing or requesting any Regulatory Agreement.

          (M)    COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 5.2(M), each of Pacific and its Subsidiaries:

            (1)  Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Pacific's Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

            (2)  Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Pacific or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Pacific or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Pacific or its Subsidiaries, or (c) requiring any of Pacific or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

            (3)  Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

          (N)    MATERIAL CONTRACTS.

            (1)  Except as Previously Disclosed in Schedule 5.2(N), neither Pacific nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the Execution Date, regardless of whether the contract has been filed or incorporated by reference in the Pacific Reports, (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $250,000 per annum, or (iv) which materially restricts the conduct of any line of business by Pacific or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 5.2(N), whether or not set forth in Schedule 5.2(N), is referred to herein as a "Pacific Contract." Pacific has previously delivered or made available to Northwest true and correct copies of each material contract, arrangement, commitment or understanding of the type described in this Section 5.2(N).

            (2)  Except as set forth in Schedule 5.2(N), (i) each Pacific Contract is valid and binding and in full force and effect, (ii) Pacific has performed all obligations required to be performed by it to date under each Pacific Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Pacific under any Pacific Contract, and (iv) no other party to any Pacific Contract is, to Pacific's Knowledge, in default in any respect thereunder.

          (O)    REPORTS. Since December 31, 1999, each of Pacific and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Pacific and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (P)    BROKERS AND FINDERS. Neither Pacific nor any Subsidiary of Pacific, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Pacific has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P.

          (Q)    EMPLOYEE BENEFIT PLANS.

            (1)  Schedule 5.2(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Pacific or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Pacific and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been provided to Northwest.

            (2)  All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Pacific and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously

    Disclosed in Schedule 5.2(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither Pacific nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Pacific to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (3)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Pacific or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Pacific under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Pacific nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

            (4)  All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Pacific nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (5)  Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

            (6)  Neither Pacific nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 5.2(Q)(6). There are no restrictions on the rights of Pacific to amend or terminate any such plan without incurring any liability thereunder, except as set forth in Schedule 5.2(Q)(6).

          (R)    APPROVALS. As of the Execution Date, to Pacific's Knowledge, there is no reason why the regulatory approvals referred to in Section 7.1 should not be obtained.

          (S)    LABOR AGREEMENTS. Neither Pacific nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Pacific or any of its Subsidiaries the subject of a proceeding asserting that Pacific or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Pacific's Knowledge is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (T)    LOAN PORTFOLIO.

            (1)  Except as Previously Disclosed in Schedule 5.2(T), neither Pacific nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of June 30, 2002, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater shareholder of Pacific or any of its Subsidiaries, or to Pacific's Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 5.2(U) sets forth (x) all of the Loans of Pacific or any of its Subsidiaries that as of June 30, 2002, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Pacific that as of June 30, 2002, was classified as "Other Real Estate Owned" and the book value thereof.

            (2)  Except where failure would not have a Material Adverse Effect on the Loan, each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (U)    ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 2001 Financial Reports of Pacific was, and the allowance for possible loan losses to be shown on subsequent Financial Reports of Pacific was and will be adequate in the opinion of the Board of Directors of Pacific to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (V)    ENVIRONMENTAL MATTERS.

            (1)  To Pacific's Knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific or its Subsidiaries.

            (2)  There is no proceeding pending or, to Pacific's Knowledge, threatened before any court, governmental agency or board or other forum in which Pacific or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Pacific or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific or its Subsidiaries or have been Previously Disclosed in Schedule 5.2(V)(2).

            (3)  There is no proceeding pending or, to Pacific's Knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Pacific or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific or have been Previously Disclosed in Schedule 5.2(V)(3).

            (4)  To Pacific's Knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (V), except as has been Previously Disclosed in Schedule 5.2(V)(4).

            (5)  To Pacific's Knowledge, during the period of (a) ownership or operation by Pacific or any of its Subsidiaries of any of its respective current properties, (b) participation in the management of any Participation Facility by Pacific or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Pacific or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific or any of its Subsidiaries or have been Previously Disclosed in Schedule 5.2(V)(5).

            (6)  To Pacific's Knowledge, prior to the period of (a) ownership or operation by Pacific or any of its Subsidiaries of any of its respective current properties, (b) participation in the management of any Participation Facility by Pacific or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Pacific or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Pacific or any of its Subsidiaries or have been Previously Disclosed in Schedule 5.2(V)(6).

          (W)    TAX REPORTS. Except as Previously Disclosed in Schedule 5.2(W), (1) all federal and state reports and returns and, to Pacific's Knowledge, all other reports and returns with respect to Taxes that are required to be filed by or with respect to Pacific or any of its Subsidiaries, including consolidated federal income tax returns of Pacific and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Pacific or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Pacific, except as reserved against in the Pacific Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Pacific or any of its Subsidiaries.

          (X)    DERIVATIVES CONTRACTS. None of Pacific or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 5.2(X) includes a list of any assets of Pacific or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (Y)    NO FURTHER ACTION. Pacific and its Subsidiaries have taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, or any other action or combination of actions, or any other transactions, contemplated by this Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 7.1), or (2) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Pacific or any of its Subsidiaries or under any agreement to which Pacific or any such Subsidiaries is a party, or (3) restrict or impair in any way the ability of the other parties to exercise the rights granted under this Agreement.

          (Z)    ACCURACY OF INFORMATION. The statements with respect to Pacific and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Pacific pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (AA)    ACCOUNTING CONTROLS. Each of Pacific and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Pacific and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (BB)    FINANCING. Pacific has available sufficient cash and cash equivalents on hand to pay the Total Cash Amount as contemplated by Section 1.2 hereof.

          (CC)    REORGANIZATION. As of the Execution Date, Pacific and its Subsidiaries have no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

          (DD)    SEC REPORTS. Pacific has previously made available to Northwest a true and correct copy of each (1) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1999 by Pacific with the SEC pursuant to the Securities Act or the Exchange Act and related regulations of the SEC (the "Pacific Reports") and (2) material communication relating to financial performance mailed by Pacific to its shareholders since December 31, 1999, and no such Pacific Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Pacific has timely filed all Pacific Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and related regulations of the SEC since December 31, 1999, and, as of their respective dates, all Pacific Reports complied with the published rules and regulations of the SEC with respect thereto.

ARTICLE VI.    COVENANTS

        Northwest hereby covenants to Pacific and Pacific Northwest Bank, and each of Pacific and Pacific Northwest Bank hereby covenants to Northwest, that:

        6.1    BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of Northwest, to the exercise by its Board of Directors of such Board's fiduciary duties, each party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by March 31, 2003, and to otherwise enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Pacific Transaction shall not violate this covenant).

        6.2    PROXY STATEMENT; MEETING. Northwest agrees to promptly assist Pacific in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of Northwest Common Stock in connection with the transactions contemplated by this Agreement and to be filed by Pacific in a registration statement (the "Registration Statement") with the SEC as provided in Section 6.7, and Northwest shall take all steps necessary to duly call, give notice of, convene and hold a meeting (the "Meeting") of the holders of Northwest Common Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective for purposes of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. Subject to the exercise of its fiduciary duties, the Board of Directors of Northwest shall recommend approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement and, unless this Agreement has been terminated as provided herein, Northwest shall use its reasonable best efforts to solicit and obtain votes of the holders of Northwest Common Stock in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

        6.3    REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Northwest relating to Northwest and by or on behalf of Pacific relating to Pacific or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

        6.4    REGISTRATION STATEMENT EFFECTIVENESS. Pacific will advise Northwest, promptly after Pacific receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Pacific Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, and of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.5    PUBLICITY; PRESS RELEASES. Except as expressly permitted by this Agreement or otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither Pacific nor Northwest shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        6.6    ACCESS; INFORMATION.

          (A)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Execution Date. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (B)    All information furnished to Pacific or Northwest by the other party hereto pursuant to Section 6.6(A) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated May 22, 2002 (the "Confidentiality Agreement"), between Pacific and Northwest.

        6.7    REGISTRATION STATEMENT PREPARATION. Pacific shall, as promptly as practicable following the Execution Date, prepare and file the Registration Statement with the SEC with respect to the shares of Pacific Common Stock to be issued to the holders of Northwest Common Stock pursuant to this Agreement, and Pacific shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

        6.8    BLUE SKY FILINGS. Pacific shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that Pacific shall not be required by virtue thereof to submit to general jurisdiction in any state.

        6.9    AFFILIATE AGREEMENTS. Northwest will use its best efforts to induce each person who may be deemed to be an "affiliate" of Northwest for purposes of Rule 145 under the Securities Act, to execute and deliver to Pacific on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of Pacific Common Stock to be received by such person in exchange for such person's shares of Northwest Common Stock. Pacific agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates."

        6.10    STATE TAKEOVER LAWS. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

        6.11    NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 5.1(G), Northwest shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of Northwest or under any agreement to which Northwest is a party (other than rights pursuant to agreements or arrangements listed or described on Schedules 3.6 and 9.7, or (B) restrict or impair in any way the ability of Pacific or Pacific Northwest Bank to exercise the rights granted under this Agreement.

        6.12    SHARES LISTED. Pacific shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of Pacific Common Stock to be issued to the holders of Northwest Common Stock.

        6.13    REGULATORY APPLICATIONS. Pacific and Pacific Northwest Bank, each shall (A) promptly prepare and submit all necessary notices and applications to the appropriate Regulatory Authorities for approval of the Merger and other transactions contemplated by this Agreement, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by Pacific Northwest Bank.

        6.14    CURRENT INFORMATION.

          (A)    During the period from the Execution Date to the Effective Date, each of Northwest and Pacific shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

          (B)    Each of Northwest and Pacific shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Agreement.

        6.15    INDEMNIFICATION AND INSURANCE. Pacific shall indemnify Northwest's directors and officers against loss, liability or damages with respect to acts or omissions of such persons in their capacity as directors or officers, occurring prior to the Effective Date to the same extent as such persons are indemnified immediately prior to the Effective Date pursuant to Northwest's Articles of Incorporation. Pacific will cause the persons serving as officers and directors of Northwest immediately prior to the Effective Date to be covered for a period of six (6) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Northwest with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date. In the event the company issuing the policies maintained by Northwest should fail to issue such insurance, Pacific will obtain comparable insurance from the company which insures Pacific's directors and officers, or a company of similar financial strength. The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Northwest and each such person's respective heirs and representatives.

        6.16    TAX. Neither Northwest nor Pacific, nor any of their Subsidiaries shall take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE VII.    CONDITIONS PRECEDENT

        7.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

          (A)    SHAREHOLDER VOTE. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite vote of Northwest's shareholders.

          (B)    REGULATORY APPROVALS. The parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Pacific, would deprive Pacific of the material economic or business benefits of the transactions contemplated by this Agreement.

          (C)    NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

          (D)    NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

          (E)    EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

          (F)    BLUE SKY PERMITS. Pacific shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

          (G)    TAX OPINION. Pacific and Northwest shall have received an opinion from Keller Rohrback L.L.P. ("Pacific's Counsel") in the form of Exhibit E(3) dated the Effective Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Pacific's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Pacific, Northwest and others, reasonably satisfactory in form and substance to such counsel.

          (H)    NASDAQ LISTING. The shares of Pacific Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

        7.2    CONDITIONS TO OBLIGATIONS OF PACIFIC. Unless waived in writing by Pacific and Pacific Northwest Bank, the obligations of Pacific and Pacific Northwest Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A)    PERFORMANCE. Each of the material acts, covenants and undertakings of Northwest to be performed at or before the Effective Date shall have been duly performed in all material respects.

          (B)    REPRESENTATIONS AND WARRANTIES. The representations and warranties of Northwest contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Northwest.

          (C)    OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, Pacific and Pacific Northwest Bank shall have received the following documents and instruments:

            (1)  A certificate signed by the secretary or assistant secretary of Northwest certifying that: (i) Northwest's Board of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Northwest is an officer of Northwest, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Northwest (copies of which shall be attached to such certificate) remain in full force and effect; and

            (2)  A certificate signed by the president, chief financial officer, and chief lending officer of Northwest dated the Effective Date stating that the conditions set forth in Sections 7.2(A); 7.2(B), 7.2(E), 7.2(F), and 7.2(H) of this Agreement have been satisfied as of the Effective Date.

          (D)    LEGAL OPINION. Pacific shall have received a legal opinion, dated the Effective Date, from Miller Nash LLP, substantially in the form of Exhibit E(2).

          (E)    NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Northwest which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Northwest, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of Northwest or Pacific or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Northwest to consummate the transactions contemplated hereby.

          (F)    OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the Execution Date, Northwest shall not have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Northwest would merge, consolidate with, effect a business combination with, or sell any substantial part of Northwest's assets; acquire a significant part of the shares or assets of any other person or entity (financial or otherwise); or adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, or any "golden parachute" or similar program which would have the effect of materially decreasing the value of Northwest or the benefits of acquiring Northwest Common Stock.

          (G)    RECEIPT OF AFFILIATE AGREEMENTS. Pacific shall have received from each affiliate of Northwest the agreement referred to in Section 6.9.

          (H)    DISSENTERS' RIGHTS. The number of shares of Northwest Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of Pacific Common Stock shall not exceed in the aggregate nine percent (9%) of the outstanding shares of Northwest Common Stock.

          (I)    VOTING AGREEMENT. Pacific shall have received from each director and each shareholder of Northwest who as of the date hereof controls more than five percent (5%) of the issued and outstanding shares of Northwest Common Stock the Voting Agreement in substantially the same form set forth as Exhibit A.

          (J)    DIRECTOR'S AGREEMENT. Pacific shall have received from each director of Northwest the Director's Agreement in substantially the same form set forth as Exhibit B.

          (K)    EMPLOYMENT AGREEMENTS. The Employment Agreement of Daniel J. Durkin and the Change of Control and Severance Agreement with Christian R. Rasmussen, substantially in the form of Exhibits C1 and C2, shall have been duly executed and delivered to Pacific.

        7.3    CONDITIONS TO OBLIGATIONS OF NORTHWEST. Unless waived in writing by Northwest, the obligation of Northwest to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A)    PERFORMANCE. Each of the material acts, covenants and undertakings of Pacific and Pacific Northwest Bank to be performed at or before the Effective Date shall have been duly performed in all material respects.

          (B)    REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pacific and Pacific Northwest Bank contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Pacific.

          (C)    OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, Northwest shall have received the following documents and instruments:

            (1)  A certificate signed by the secretary or assistant secretary of Pacific and Pacific Northwest Bank certifying that: (i) the Board of Directors of each of Pacific and Pacific Northwest Bank has duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Pacific or Pacific Northwest Bank is an officer of Pacific or Pacific Northwest Bank, respectively, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Pacific and Pacific Northwest Bank (copies of which shall be attached to such certificate) remain in full force and effect; and

            (2)  A certificate signed by the President, Chief Financial Officer and Chief Lending Officer of Pacific and Pacific Northwest Bank dated the Effective Date stating that the conditions set forth in Sections 7.3(A); 7.3(B) and 7.3(E) of this Agreement have been satisfied as of the Effective Date.

          (D)    LEGAL OPINION. Northwest shall have received a legal opinion, dated the Effective Date, from Keller Rohrback L.L.P. in substantially the form of Exhibit E(1).

          (E)    NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Pacific and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Pacific and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of Northwest or Pacific or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Pacific and/or its Subsidiaries to consummate the transactions contemplated hereby.

          (F)    EMPLOYMENT AGREEMENTS. The Employment Agreement of Daniel J. Durkin and the Change of Control and Severance Agreement with Christian R. Rasmussen, substantially in the form of Exhibits C1 and C2, shall have been duly executed and delivered by Pacific.

          (G)    FAIRNESS OPINION. Northwest's financial advisor, D.A. Davidson, shall not have withdrawn its fairness opinion described in Section 5.1(EE), prior to the Effective Date.

          (H)    REORGANIZATION. Nothing shall have come to Northwest's attention to cause it to have the reasonable belief, after consultation with its legal advisors, that the Merger will not be treated as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VIII. TERMINATION AND AMENDMENT

        8.1    TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, before or after approval of the matters presented in connection with the Merger by the holders of Northwest Common Stock, under each of the following conditions:

          (A)    MUTUAL CONSENT. By the mutual consent of Pacific and Northwest, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

          (B)    DELAY. By Pacific or Northwest in the event the Merger is not consummated by March 31, 2003, unless the failure of the consummation of the transactions to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, that Pacific may not terminate the Agreement pursuant to this Section 8.1(B), if such delay results from amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Pacific Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Pacific is involved, and provided, further, that a party may not terminate the Agreement pursuant to this Section 8.1(B) if it is in material breach of any of the provisions of the Agreement.

          (C)    NO FAIRNESS OPINION. By Northwest in the event the fairness opinion described in Section 7.3(G) is withdrawn; provided, however, if this Agreement is terminated in reliance upon this Section 8.1(C) and Northwest enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 9.5(D) within six (6) months of the termination of this Agreement pursuant to this Section 8.1(C), Section 8.2(B) shall be deemed to apply.

          (D)    NO REGULATORY APPROVALS. By Pacific or Northwest, in the event that any of the required regulatory approvals set forth in Section 7.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided however, that either party may extend the term of this Agreement for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

          (E)    BREACH OF WARRANTY. By either Pacific or Northwest (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(E) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(B) (in the case of a breach of representation or warranty by Northwest) or Section 7.3(B) (in the case of a breach of representation or warranty by Pacific).

          (F)    BREACH OF COVENANT. By either Pacific or Northwest (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Date.

          (G)    SUPERIOR PROPOSAL. By Northwest, in the event that the Board of Directors of Northwest determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal (as defined in Section 9.5) it would not be consistent with its fiduciary duties to Northwest and to Northwest's shareholders under applicable law to continue with the transactions contemplated under this Agreement; provided, however,that the Board of Directors of Northwest may terminate this Agreement pursuant to this Section 8.1(G) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 8.1(G) only after the fifth day following Pacific's receipt of written notice advising Pacific that the Board of Directors of Northwest is prepared to accept a Superior Proposal, and only if, during such five-day period, if Pacific so elects, Northwest and its advisors shall have negotiated in good faith with Pacific to make such adjustments in the terms and conditions of this Agreement as would enable Pacific to proceed with the transactions contemplated herein on such adjusted terms.

          (H)    WALK-AWAY. By Northwest upon its prompt written notice to Pacific prior to the Determination Date, in the event that either:

            (1)  The Pacific Determination Price (as defined below) prior to the Effective Date is less than $18.20; or

            (2)  The Pacific Determination Price is less than $23.80; and (a) the number obtained by dividing the Pacific Determination Price by $27.15 is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 2(b) by 0.90.

For purposes of this Section 8.1(H), the following terms have the meanings indicated below:

        "Pacific Determination Price" shall mean the Daily Sales Price of Pacific Common Stock for any Trading Day during the three (3) Trading Days prior to the Determination Date.

        "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

        "Final Price," with respect to any company belonging to the Index Group, means the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same Trading Day used to determine the Pacific Determination Price.

        "Index Group" means the 24 financial institutions holding companies listed on Exhibit F attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the Execution Date and ending on the Trading Day used to determine the Pacific Determination Price for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the Execution Date and ending on the Trading Day used to determine the Pacific Determination Price, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 24 financial institution holding companies and the weights attributed to them are listed on Exhibit F.

        "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

        If Pacific declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Execution Date and the Determination Date, the prices for the Pacific Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(H).

          (I)    SHAREHOLDER APPROVAL. By either Pacific or Northwest if the approval of the shareholders of Northwest required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

          (J)    PACIFIC CONDITIONS PRECEDENT. By Pacific as a result of (1) a Material Adverse Change in Northwest as set forth in Section 7.2(E), or (2) exercised dissenters' rights exceeding 9% as set forth in Section 7.2(H).

          (K)    NORTHWEST CONDITIONS PRECEDENT. By Northwest as a result of a Material Adverse Change in Pacific as set forth in Section 7.3(E), or if the condition set forth in Section 7.3(H) cannot be satisfied.

        8.2    EFFECT OF TERMINATION.

          (A)    In the event of termination of this Agreement by either Pacific or Northwest as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (1) Sections 6.6(B), 8.1(C), 8.2 and 9.5 shall survive any termination of this Agreement, and (2) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (B)    If Northwest terminates this Agreement pursuant to Section 8.1(G), Northwest shall pay to Pacific a termination fee equal to $3,000,000 (the "Termination Fee Amount") by wire transfer of same day funds on the date of termination. The Termination Fee Amount shall also be payable under the circumstances set forth in Section 8.1(C) and Section 8.2(C).

          (C)    In the event that an Acquisition Proposal with respect to Northwest shall have been made known to Northwest and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of Northwest, and thereafter (1) this Agreement is terminated by either Pacific or Northwest pursuant to either (i) Section 8.1(B) hereof and prior to such termination the shareholders of Northwest shall not have previously approved the Merger, or (ii) Section 8.1(I) hereof as a result of the failure of the shareholders of Northwest to approve the Merger, and (2) within six (6) months of such termination Northwest enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 9.5(D), then upon the first occurrence of an event contemplated by this clause (2) Northwest shall pay Pacific the Termination Fee Amount.

          (D)    Northwest agrees that the agreements contained in Sections 8.1(B), 8.2(B) and 8.2(C) above are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

        8.3    AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any date before or after approval of the matters presented in connection with the Merger by the shareholders of Northwest; provided, however, that after any approval of the transactions contemplated by this Agreement by Northwest's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Northwest shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    EXTENSION; WAIVER. At any time prior to the Effective Date, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.    ADDITIONAL AGREEMENTS

        9.1    ADDITIONAL AGREEMENTS. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities and franchise of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Pacific.

        9.2    APPOINTMENT OF DIRECTORS.

          (A)    Effective as of the Effective Date, Pacific and Pacific Northwest Bank shall each cause their Boards of Directors to be expanded by two members, and shall appoint Daniel J. Durkin and one other current director of Northwest to be selected by the current Board of Pacific (the "Northwest Directors") to fill the vacancies on Pacific's and Pacific Northwest Bank's Boards of Directors created by such increase.

          (B)    The Northwest Directors will serve on Pacific's Board of Directors until the next annual meeting of shareholders. If either of the Northwest Directors does not become or ceases to be a director of Pacific because of death, disability or otherwise, Pacific agrees, after consultation with the other Northwest Director, to cause a person who is a member of the Board of Directors of Northwest as of the date hereof to be elected or appointed to the Board of Directors of Pacific, as the new Northwest Director. In connection with the annual meeting of Pacific next following the Effective Date (the "Next Annual Meeting'), Pacific shall nominate the Northwest Directors for election as directors by the shareholders of Pacific, to continue serving as directors, one in the class of directors whose term expires at Pacific's 2005 annual meeting and the other at Pacific's 2006 annual meeting of shareholders, and Pacific shall solicit proxies for their election at the Next Annual Meeting.

          (C)    If either of the Northwest Directors does not become or ceases to be a director of Pacific Northwest Bank because of death, disability or otherwise, Pacific Northwest Bank agrees, after consultation with the other Northwest Director, to cause a person who is a member of the Board of Directors of Northwest as of the date hereof to be elected or appointed to the Board of Directors of Pacific Northwest Bank as the new Northwest Director. The Northwest Directors will serve on the Board of Directors of Pacific Northwest Bank for as long as they remain Pacific directors.

        9.3    ADVISORY BOARD. Pacific shall, effective as of the Effective Date, cause Kathryn L. M. Spere and each individual who is currently serving as a director of Northwest (other than the Northwest Directors), if such persons are willing to so serve, to be elected or appointed as members of an advisory board ("Advisory Board") established by Pacific, the function of which shall be to advise Pacific with respect to deposit and lending activities in Northwest's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of three years; provided, however, that any Advisory Board member may be removed by Pacific if such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the Advisory Board. The Advisory Board will meet at least quarterly. Each member of the Advisory Board shall receive an annual retainer of $2,500 and a fee of $1,000 for each meeting of the Advisory Board that he or she attends. Service on the Advisory Board shall constitute continued service as a director for purposes of the Pacific Options received by members of the Board of Directors of Northwest in exchange for Northwest Options. Pacific will obtain liability insurance covering members of the Advisory Board for any liability or loss arising out of their actions as such members; provided that such insurance coverage may contain customary exclusions. The provisions of this Section 9.3 are intended to be for the benefit of, and shall be enforceable by Kathryn L. M. Spere and each present director of Northwest who elects to serve on the Advisory Board other than the Northwest Directors.

        9.4    BENEFIT PLANS. Upon consummation of the Merger, except as provided in the Employment Agreements, entered into with certain officers of Northwest, all employees of Northwest shall be deemed to be at-will employees of Pacific and its Subsidiaries. From and after the Effective Date, employees of Northwest shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Pacific and its Subsidiaries; provided, however, that any

Pacific Options received pursuant to Section 2.3 of this Agreement shall be taken into account. For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the accrual of benefits), Pacific shall give effect to years of service with Northwest as if such service were with Pacific or its Subsidiaries. Employees of Northwest will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Pacific shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by Northwest into the 401(k) plan maintained by Pacific. Further, Pacific acknowledges Northwest's intent to adopt or enter into the compensatory plans or arrangements described in Schedule 3.6.

        9.5    CERTAIN ACTIONS.

          (A)    Except with respect to this Agreement and the transactions contemplated hereby, neither Northwest nor any of its directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, "Representatives") shall, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

          (B)    Notwithstanding anything herein to the contrary, Northwest and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) Northwest's Board of Directors concludes in good faith and consistent with its fiduciary duties to Northwest's shareholders under applicable law that such Acquisition Proposal may result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, Northwest's Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, Northwest's Board of Directors notifies Pacific promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives.

          (C)    Northwest agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties conducted heretofore with respect to any Acquisition Proposal.

          (D)    For purposes of this Section 9.5:

            (1)  The term "Acquisition Proposal" means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving Northwest or any proposal or offer to acquire a substantial equity interest in (other than as part of a public offering to raise capital that does not require shareholder approval), or (other than in the ordinary course of business) a substantial portion of the assets of, Northwest, other than the transaction contemplated or permitted by this Agreement.

            (2)  The term "Superior Proposal" means, with respect to Northwest, any written Acquisition Proposal made by a person other than Pacific which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Northwest, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of Northwest, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the Northwest Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Northwest in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

        9.6    CHANGE IN CONTROL AGREEMENTS. As of the Effective Date, Pacific shall assume and honor and shall cause Pacific Northwest Bank to assume and to honor in accordance with their terms all agreements listed in Schedule 9.6 (the "Change in Control Agreements"). Pacific acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of Northwest for all purposes under such agreements. The provisions of this Schedule 9.6 are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any Change in Control Agreement.

ARTICLE X.    GENERAL PROVISIONS

        10.1    CLOSING; EFFECTIVE DATE. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is at least one business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions which relate to actions to be taken at the Closing) (the "Effective Date"), at the offices of Keller Rohrback L.L.P., unless another time, date or place is agreed to in writing by the parties hereto. On the Effective Date, a certificate of merger will be issued by the Department of Financial Institutions of the State of Washington in accordance with applicable law.

        10.2    SURVIVAL. Only those agreements and covenants in this Agreement that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date.

        10.3    COUNTERPARTS. This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party.

        10.4    GOVERNING LAW; VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, without regard to any applicable conflict of law, and venue of any legal action or proceeding between the parties related to this Agreement shall be in Seattle, Washington.

        10.5    EXPENSES. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

        10.6    NOTICES. All notices, requests and other communications hereunder to a "party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties.

If to Pacific or Pacific Northwest Bank to:
PACIFIC NORTHWEST BANCORP 1111 Third Avenue Seattle, WA 98101 Telephone: (206) 624-9761 Fax: (206) 587-2632 Attn: Patrick M. Fahey, President and CEO

With a copy to:	Keller Rohrback L.L.P. 1201 Third Avenue, Suite 3200 Seattle, WA 98101-3052 Telephone: (206) 623-1900 Fax: (206) 623-3384 Attn: Glen P. Garrison

If to Northwest, to:	BANK OF THE NORTHWEST 600 Pioneer Tower 888 SW Fifth Avenue Portland, OR 97204 Telephone: (503) 417-8800 Fax: (503) 417-8888 Attn: Daniel J. Durkin, Chairman and CEO

With a copy to:	Miller Nash LLP 3500 U.S. Bancorp Tower 111 S. W. Fifth Avenue Portland, OR 97204-3699 Telephone: (503) 224-5858 Fax: (503) 205-8511 Attn: David G. Bristol

        10.7    ENTIRE UNDERSTANDING. This Agreement (which includes the Exhibits and Schedules thereto) represents the entire understanding of the parties with reference to transactions contemplated by this Agreement and supersedes any and all other oral or written agreements previously made, other than the Confidentiality Agreement between Pacific and Northwest. 10.11 10.12

        10.8    ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing party.

        10.9    HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

        10.10    ENFORCEMENT OF CONFIDENTIALITY AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 5.6(B) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.6(B) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.11    SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.12    ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, the parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC NORTHWEST BANCORP

By:	/s/ PATRICK M. FAHEY Patrick M. Fahey President and Chief Executive Officer

PACIFIC NORTHWEST BANK

By:	/s/ PATRICK M. FAHEY Patrick M. Fahey President and Chief Executive Officer

BANK OF THE NORTHWEST

By:	/s/ DANIEL J. DURKIN Daniel J. Durkin Chairman of the Board and Chief Executive Officer

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AGREEMENT AND PLAN OF MERGER